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                                                                    Exhibit 11.1


                    GENESEE & WYOMING INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE

                   (in thousands, except per share amounts)

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
                                                     Three Months Ended        Nine months Ended
                                                     September 30, 1999        September 30, 1999
                                                     --------------------------------------------

BASIC EARNINGS PER SHARE CALCULATION:
Net Income                                                   $6,691                $9,105

Weighted average number of shares
  of common stock                                             4,298                 4,547

Earnings per share - basic                                   $ 1.56                $ 2.00

DILUTED EARNINGS PER SHARE CALCULATION:

Net Income                                                   $6,691                $9,105
Weighted average number of shares of common stock
  and common stock equivalents outstanding:

  Weighted average number of shares
    of common stock                                           4,298                 4,547
  Common stock equivalents issuable under stock
   option plans                                                  69                    57

  Weighted average number of shares of common stock
   and common stock equivalents - diluted                     4,367                 4,604

Earnings per share - diluted                                 $ 1.53                $ 1.98
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